EXHIBIT 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Reports First Quarter Fiscal Year 2008 Results
•	Consolidated Revenue Increased to $123.7 Million from $108.8 Million

•	Fully Diluted EPS Grew to $0.28 (Including $0.05 from a Change in the U.K. Statutory Tax Rate) from $0.18
DOWNERS GROVE, IL. — Friday, November 9, 2007 — FTD Group, Inc. (NYSE: FTD), a leading global provider of floral related products and services, today announced first quarter fiscal year 2008 financial results for the period ended September 30, 2007.
FIRST QUARTER FISCAL YEAR 2008 RESULTS
First quarter fiscal year 2008 consolidated revenue grew $14.9 million, or 13.8%, to $123.7 million, compared to revenue of $108.8 million for the same period of fiscal year 2007. Resulting net income for the first quarter of fiscal year 2008 was $8.2 million, or $0.28 per diluted share, compared to net income of $5.4 million, or $0.18 per diluted share, in the prior year quarter. The current year period includes the benefit of an enacted tax rate change in the U.K., which resulted in a $0.05 EPS benefit.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding other income, increased $1.4 million, or 7.4%, to $20.1 million for the first quarter of fiscal year 2008, compared to $18.7 million for the same period of the prior fiscal year. Other income primarily consists of net foreign currency gains.
The first quarter of fiscal year 2007 included two months of results for the Company’s International segment, as a result of its acquisition of the Interflora U.K. business on July 31, 2006.
A table reconciling net income to EBITDA (including adjustments) is included with the attached consolidated financial statements. The Company believes EBITDA (including adjustments) provides useful supplemental information related to the Company’s operations and results.
“We are pleased with our first quarter performance,” said Michael J. Soenen, President and Chief Executive Officer of FTD. “We were able to effectively manage revenue performance and marketing expenses across our domestic and international businesses resulting in EPS growth of
3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 • www.ftd.com • www.interflora.co.uk

56% vs. the prior year, which includes $0.05 in the current fiscal year related to a tax rate change in the U.K. Excluding the benefit of the tax rate change, EPS grew 25% vs. the prior year.”
Domestic Consumer Segment
The Domestic Consumer Segment achieved revenue of $45.7 million in the first quarter of fiscal year 2008, compared to revenue of $47.4 million in the same period of fiscal year 2007, representing a 3.5% decrease. The decline in revenue was driven by an 8.4% decrease in order volume, which was partially offset by a 4.7% increase in average order value during the quarter. First quarter operating income in the Domestic Consumer Segment was $3.6 million, or 8.0% of Domestic Consumer Segment revenue, compared to $3.8 million in the prior year quarter, or 7.9% of Domestic Consumer Segment revenue. Operating margin during the period remained stable due to management’s focus on profitability.
Domestic Consumer orders during the first quarter of fiscal year 2008 totaled 703,000 compared to 768,000 orders in the same period of fiscal year 2007. Average order value increased to $63.36 in the current quarter from $60.52 in the prior year’s quarter. The percentage of Internet orders increased slightly to 89.4% from 88.1% in the first quarter of fiscal year 2007.
Domestic Florist Segment
The Domestic Florist Segment achieved revenue of $42.8 million in the first quarter of fiscal year 2008, compared to revenue of $43.8 million in the same period of the prior fiscal year. The decline in Florist Segment revenue was driven by a decrease in clearinghouse order volumes and other services. First quarter fiscal year 2008 operating income for the Domestic Florist Segment was $13.8 million, or 32.3% of Domestic Florist Segment revenue, compared to $14.2 million in the prior year quarter, or 32.5% of Domestic Florist Segment revenue. Despite a modest decline in revenue, margins remained relatively stable in the current year.
International Segment
For the first quarter of fiscal year 2008, the International Segment, primarily comprised of the Interflora U.K. business, achieved revenue of $35.2 million compared to revenue of $17.6 million in the first quarter of the prior fiscal year. The first quarter of the prior fiscal year includes only two months of financial results for Interflora U.K., due to the timing of the acquisition. The International Segment achieved operating income of $3.0 million, or 8.5% of revenue in the first quarter of fiscal year 2008 compared to $1.2 million, or 6.8% of revenue in the first quarter of fiscal year 2007.
The International Segment continues to experience strong demand as the consumer order volume totaled 407,000 for the first quarter of fiscal year 2008, compared to 229,000 orders in the two-month period of the prior fiscal year (fiscal year 2008 first quarter order volume represents an increase of 9.1% over Interflora U.K.’s order volume for a like three-month period of the prior year). Average order value in the International Segment was $70.12 in the current quarter, compared to $62.84 for the two-month period of the prior fiscal year. Internet orders increased to 71.7% in the current quarter, from 69.7% for the two-month period of fiscal year 2007.
BALANCE SHEET AND OTHER HIGHLIGHTS
As of September 30, 2007 the Company’s cash and cash equivalents totaled $13.7 million. The Company’s debt balance totaled $313.4 million, including notes payable of $1.8 million related to the Interflora U.K. acquisition, compared to total debt of $313.7 million as of June 30, 2007.

As of September 30, 2007, the Company had $72.0 million available under its revolving credit facility.
In addition, the Company paid a quarterly cash dividend of $0.1625 per share on October 4, 2007 to shareholders of record on September 20, 2007, in an amount totaling $4.8 million.
OUTLOOK
For fiscal year 2008, the Company reaffirmed, without change, its previously announced annual revenue target of approximately $645 million and targeted EBITDA of approximately $98 million, excluding other income, net, which has historically primarily related to net foreign currency gains, with targeted annual EBITDA as a percentage of revenue of approximately 15%. The Company is increasing its targeted net income for the fiscal year to $37.1 million, or $1.23 per diluted share, from $35.7 million, or $1.18 per diluted share, due to the tax rate change in the U.K. enacted during the first quarter of fiscal year 2008. Company’s targeted EBITDA includes approximately $4 million of expense related to stock compensation associated with Statement of Financial Accounting Standards No. 123(R) and a deferred compensation plan at Interflora U.K.
The above targets are only estimates, which may be exceeded or alternatively may not be achieved.
CONFERENCE CALL
A conference call has been scheduled for November 9, 2007 at 11:00 a.m., ET, to review results for the first quarter of fiscal year 2008. To listen to the call over the Internet, go to the investor relations portion of the Company’s Web site, www.ftd.com. Please allow at least 15 minutes to register, download and install any necessary audio software. To listen to the call by phone dial (877) 381-6199 for North American callers or (706) 679-4384 for International callers; mention Conference ID #21354386. A replay of the conference call will be available through November 23, 2007 beginning one hour after the completion of the live call by phone at (800) 633-8284 for North American callers or (402) 977-9140 for International callers or on the Web at www.ftd.com. The conference call contains time-sensitive information that is accurate only as of November 9, 2007, the date of the live broadcast. The call is the property of FTD Group, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD Group, Inc. is strictly prohibited.
ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.
FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding the Company’s outlook, anticipated revenue growth and profitability;

anticipated benefits of its acquisition of Interflora U.K., anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business reflects the operations of Interflora Holdings Limited. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora U.K. members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora U.K. members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the Company’s performance during key holiday selling seasons such as Christmas, Valentine’s Day and Mother’s Day; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora U.K. and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.
Financial statements follow...

FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2007	2006
Revenues:
Consumer segment	$45,720	$47,393
Florist segment	42,821	43,821
International segment	35,204	17,557

Total revenues	123,745	108,771

Costs of goods sold and services provided:
Consumer segment	31,919	33,447
Florist segment	15,182	14,464
International segment	23,589	11,996
Corporate	479	516

Total costs of goods sold and services provided	71,169	60,423

Gross profit:
Consumer segment	13,801	13,946
Florist segment	27,639	29,357
International segment	11,615	5,561
Corporate	(479)	(516)

Total gross profit	52,576	48,348

Advertising and selling:
Consumer segment	4,764	4,886
Florist segment	9,148	10,475
International segment	2,740	1,203

Total advertising and selling	16,652	16,564

General and administrative:
Consumer segment	4,405	4,478
Florist segment	2,099	2,265
International segment	5,876	3,159
Corporate	6,691	6,508

Total general and administrative	19,071	16,410

Operating income (loss) before corporate allocations:
Consumer segment	4,632	4,582
Florist segment	16,392	16,617
International segment	2,999	1,199
Corporate	(7,170)	(7,024)

Total operating income before corporate allocations	16,853	15,374

Corporate allocations:
Consumer segment	986	817
Florist segment	2,569	2,392
International segment	—	—
Corporate	(3,555)	(3,209)

Total corporate allocations	—	—

Income (loss) from operations:
Consumer segment	3,646	3,765
Florist segment	13,823	14,225
International segment	2,999	1,199
Corporate	(3,615)	(3,815)

Total income from operations	16,853	15,374

Other income and expenses:
Interest income	(302)	(298)
Interest expense	6,387	8,226
Other income, net	(210)	(1,544)

Total other expenses	5,875	6,384

Income before income tax expense	10,978	8,990

Income tax expense	2,822	3,547

Net income	$8,156	$5,443

Net income per common share — basic	$0.28	$0.19

Net income per common share — diluted	$0.28	$0.18

Weighted average common shares outstanding — basic	29,066	28,232

Weighted average common shares outstanding — diluted	29,549	29,469

FTD GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2007	June 30, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,678	$25,462
Accounts receivable, less allowance for doubtful accounts of $5,913 at September 30, 2007 and $5,431 at June 30, 2007	37,941	32,416
Inventories, net	4,226	3,694
Other current assets	11,402	9,500

Total current assets	67,247	71,072

Property and equipment:
Property and equipment	36,528	35,791
Less accumulated depreciation	12,120	11,018

Property and equipment, net	24,408	24,773

Other assets:
Computer software, net	12,404	12,699
Other noncurrent assets	21,979	21,085
Other intangible assets, less accumulated amortization of $9,956 at September 30, 2007 and $9,154 at June 30, 2007	12,675	13,454
Trademarks	189,264	187,816
Goodwill	419,780	418,001

Total other assets	656,102	653,055

Total assets	$747,757	$748,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,247	$52,009
Other accrued liabilities	28,497	28,511
Current maturities of long-term debt	8,475	8,475
Dividends payable	4,804	4,707

Total current liabilities	85,023	93,702

Senior secured credit facility	133,060	133,418
Senior subordinated notes	170,117	170,117
Post-retirement benefits, accrued pension obligations and other liabilities	2,779	4,535
Deferred income taxes	82,923	85,350

Stockholders’ equity:
Common stock: $0.01 par value, 75,000 shares authorized; 29,796 shares issued as of September 30, 2007 and 29,482 shares issued as of June 30, 2007	298	295
Additional paid-in capital	235,695	235,589
Retained earnings	25,040	20,952
Accumulated other comprehensive income	12,822	9,933
Treasury stock, at cost, 519 shares as of June 30, 2007	—	(4,991)

Total stockholders’ equity	273,855	261,778

Total liabilities and stockholders’ equity	$747,757	$748,900

FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$8,156	$5,443
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,221	3,316
Stock-based compensation expense	721	393
Amortization and write-off of deferred financing costs	217	2,077
Provision for doubtful accounts	735	764
Deferred income taxes	(3,060)	(601)
Excess tax benefit from stock-based compensation	(2,282)	(654)
(Decrease) increase due to changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(6,110)	(5,924)
Inventories	(524)	327
Prepaid expenses and other	(1,833)	829
Other noncurrent assets	(1,133)	(428)
Accounts payable	(5,030)	(8,812)
Other accrued liabilities, unearned revenue, customer deposits and other	(2,640)	(2,216)

Net cash used in operating activities	(9,562)	(5,486)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(96,717)
Capital expenditures	(1,558)	(1,935)
Dividends received	—	146

Net cash used in investing activities	(1,558)	(98,506)

Cash flows from financing activities:
Dividends paid	(4,707)	—
Proceeds from exercise of stock options	2,091	422
Excess tax benefit from stock-based compensation	2,282	654
Repayments of long-term debt	(358)	(50,000)
Proceeds from issuance of long-term debt, net of financing costs	—	148,556
Proceeds from issuance of common stock	6	—
Net proceeds from revolving credit facility	—	6,000

Net cash (used in) provided by financing activities	(686)	105,632

Effect of foreign exchange rate changes on cash	22	708

Net (decrease) increase in cash and cash equivalents	(11,784)	2,348

Cash and cash equivalents at beginning of period	25,462	10,954

Cash and cash equivalents at end of period	$13,678	$13,302

FTD GROUP, INC.
SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Three Months Ended
	September 30, 2007			September 30, 2006
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$47,936	$(2,216)	$45,720	$49,642	$(2,249)	$47,393
Florist segment	42,925	(104)	42,821	43,912	(91)	43,821
International segment	35,120	84	35,204	17,524	33	17,557

Total	125,981	(2,236)	123,745	111,078	(2,307)	108,771

Costs of Goods Sold and Services Provided:
Consumer segment	32,023	(104)	31,919	33,538	(91)	33,447
Florist segment	15,182	—	15,182	14,464	—	14,464
International segment	23,616	(27)	23,589	12,012	(16)	11,996
Corporate	479	—	479	516	—	516

Total	71,300	(131)	71,169	60,530	(107)	60,423

Gross Profit:
Consumer segment	15,913	(2,112)	13,801	16,104	(2,158)	13,946
Florist segment	27,743	(104)	27,639	29,448	(91)	29,357
International segment	11,504	111	11,615	5,512	49	5,561
Corporate	(479)	—	(479)	(516)	—	(516)

Total	54,681	(2,105)	52,576	50,548	(2,200)	48,348

Advertising and Selling:
Consumer segment	4,764	—	4,764	4,886	—	4,886
Florist segment	11,364	(2,216)	9,148	12,724	(2,249)	10,475
International segment	2,722	18	2,740	1,246	(43)	1,203

Total	18,850	(2,198)	16,652	18,856	(2,292)	16,564

General and Administrative:
Consumer segment	4,405	—	4,405	4,478	—	4,478
Florist segment	2,099	—	2,099	2,265	—	2,265
International segment	5,837	39	5,876	3,023	136	3,159
Corporate	6,691	—	6,691	6,508	—	6,508

Total	19,032	39	19,071	16,274	136	16,410

Operating Income (Loss) before Corporate Allocations:
Consumer segment	6,744	(2,112)	4,632	6,740	(2,158)	4,582
Florist segment	14,280	2,112	16,392	14,459	2,158	16,617
International segment	2,945	54	2,999	1,243	(44)	1,199
Corporate	(7,170)	—	(7,170)	(7,024)	—	(7,024)

Total	16,799	54	16,853	15,418	(44)	15,374

Corporate Allocations:
Consumer segment	986	—	986	817	—	817
Florist segment	2,569	—	2,569	2,392	—	2,392
International segment	—	—	—	—	—	—
Corporate	(3,555)	—	(3,555)	(3,209)	—	(3,209)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	5,758	(2,112)	3,646	5,923	(2,158)	3,765
Florist segment	11,711	2,112	13,823	12,067	2,158	14,225
International segment	2,945	54	2,999	1,243	(44)	1,199
Corporate	(3,615)	—	(3,615)	(3,815)	—	(3,815)

Total	$16,799	$54	$16,853	$15,418	$(44)	$15,374

Depreciation and Amortization:
Consumer segment	$906	$—	$906	$940	$—	$940
Florist segment	666	—	666	834	—	834
International segment	994	—	994	576	—	576
Corporate	655	—	655	966	—	966

Total	$3,221	$—	$3,221	$3,316	$—	$3,316

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses that are not considered reflective of the Company’s core operations. For the period ended September 30, 2007, the only item not considered part of the Company’s core operations was other income, which primarily consists of net foreign currency gains. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended
	September 30,
	2007	2006
Net income, as reported (GAAP basis)	$8,156	$5,443
plus: Interest expense, net	6,085	7,928
plus: Depreciation and amortization	3,221	3,316
plus: Income tax expense	2,822	3,547

EBITDA (1)	20,284	20,234
Other income, net	(210)	(1,544)

Adjusted EBITDA (1)	$20,074	$18,690

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and currency fluctuations (resulting from our Interflora business in the U.K.). The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
TARGETED EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. Targeted EBITDA includes approximately $4 million of expense related to stock compensation associated with SFAS No. 123(R) and a deferred compensation plan related to Interflora. Targeted EBITDA is calculated as follows for the period presented:

Year Ending
June 30, 2008
(Forecasted Targets)
Revenues	$645,000

Net income (GAAP basis)	$37,050
plus: Interest expense, net	24,200
plus: Depreciation and amortization	15,300
plus: Income tax expense	21,450

EBITDA (1)	$98,000

(1)	The Company uses EBITDA as a supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. Measures similar to EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA are that it does not reflect the Company’s cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, it does not reflect changes in, or cash requirements for, the Company’s working capital requirements and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA only supplementally.